Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS

Gross Margin Improvement, Expense Control and Working Capital Management Continue

To Drive Improved Results

WALNUT CREEK, CALIFORNIA, August 5, 2009 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its third quarter ended June 27, 2009.

The Company reported net sales of $482 million in the quarter, a decline of two percent compared to $493 million in the comparable fiscal 2008 period. The Company reported operating income of $51.6 million, an increase of 52 percent compared to $33.9 million in the year ago period. Net interest expense was $5.2 million compared to $9.0 million a year ago. Net income for the quarter was $31.1 million, or $0.44 per fully diluted share compared to net income of $15.6 million or $0.22 per fully diluted share in the year ago period. Branded products sales were $407 million, a decrease of three percent. Sales of other manufacturers’ products were $76 million, an increase of two percent. Depreciation and amortization was $7.2 million compared to $8.4 million in the year ago period. The quarter-ending leverage ratio was 2.7x compared to 4.1x a year ago.

“Once again, we made progress in the quarter against our three operating objectives,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “Gross profit margins improved substantially, we further lowered operating expenses, and we continued to significantly reduce our investment in working capital. Building upon these achievements, our goal is to drive further margin and capital efficiency improvement across the business.”

Fiscal third quarter net sales for the Garden Products segment were $267 million, an increase of five percent from $253 million in the comparable fiscal 2008 period. Operating income for Garden Products was $35.3 million compared to $12.6 million in the year ago period. Branded products sales were $231 million, an increase of six percent compared to last year. Sales of other manufacturers’ products were unchanged at $37 million compared to last year.

Fiscal third quarter net sales for the Pet Products segment were $215 million, a decline of ten percent from $239 million compared to the fiscal 2008 period. Operating income for the Pet Products segment was $29.8 million, compared to $32.7 million in the year ago period. Branded products sales were $176 million, a decrease of 13 percent compared to last year. Sales of other manufacturers’ products were $39 million, an increase of three percent compared to last year.

For the nine months ended June 27, 2009, the Company reported net sales of $1.25 billion compared to $1.29 billion in the comparable fiscal 2008 period, a decline of three percent. Operating income for the period was $106.1 million compared to an operating loss of $312.1 million in the year ago period. Branded product sales declined three percent and sales of other manufacturers’ products declined two percent. Depreciation and amortization for the nine month period was $21.9 million compared to $24.4 million in the year ago period. Net income for the nine months ended June 27, 2009 was $57.9 million compared to a net loss of $253 million in the comparable fiscal 2008 period. Earnings per diluted share were $0.82 compared to a loss of $3.55 per fully diluted share in the year ago period.

Included in the year-to-date results for fiscal 2008 was a non-cash, pre-tax charge of $400 million, or $290 million net of taxes, related to goodwill impairment charge as required under SFAS No. 142 “Goodwill and Other Intangible Assets.” Also included in the year-to-date results for fiscal 2008 was a pre-tax gain of $11.1 million, or $6.9 million net of taxes, related to the sale of properties and legal settlement proceeds. Adjusted net income and earnings per share in the first nine months of fiscal 2008, excluding the impact of the impairment, the gain on sale of properties and legal settlement proceeds was $30.1 million, or $0.42 per fully diluted share.

The Company will discuss its third quarter results on a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Individuals may access the call by dialing 1-888-680-0869 and passcode 1594 6934 (domestic) or 617-213-4854 and passcode 1594 6934 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=93879&p=irol-calendar To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link: https://www.theconferencingservice.com/prereg/key.process?key=PGR96EBMC. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 888-680-0869 and passcode 1594 6934 (domestic) and 617-213-4854 and passcode 1594 6934 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including the potential for further margin and capital efficiency improvements, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 26, 2008, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 27, 2009	June 28, 2008	June 27, 2009
Net Sales	$492,937	$482,162	$1,291,410	$1,251,129
Cost of Goods Sold and Occupancy	339,990	317,108	884,331	840,041

Gross Profit	152,947	165,054	407,079	411,088

Selling, General and Administrative Expenses	119,079	113,484	319,175	305,028
Impairment of Goodwill	—	—	400,000	—

Income (Loss) from Operations	33,868	51,570	(312,096)	106,060

Interest Expense	(9,346)	(5,211)	(30,631)	(17,846)
Interest Income	360	12	914	614
Other Income	783	1,161	2,457	80

Income (Loss) Before Income Taxes (Tax Benefit) and Minority Interest	25,665	47,532	(339,356)	88,908

Income Taxes (Tax Benefit)	9,574	15,371	(86,837)	29,498
Minority Interest	443	1,085	906	1,498

Net Income (Loss)	$15,648	$31,076	$(253,425)	$57,912

Net Income (Loss) Per Share:
Basic	$0.22	$0.45	$(3.55)	$0.83

Diluted	$0.22	$0.44	$(3.55)	$0.82

Weighted Average Shares Used in the Computation Of Net Income (Loss) Per Share:
Basic	71,493	69,345	71,367	69,885
Diluted	72,148	70,449	71,367	70,798

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 28, 2008	June 27, 2009	September 27, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$8,522	$25,390	$26,929
Accounts Receivable - Net	292,746	262,735	260,639
Inventories	371,052	313,820	349,499
Other Current Assets	36,767	43,117	34,686

Total Current Assets	709,087	645,062	671,753

Property and Equipment - Net	194,064	165,519	174,013

Goodwill	201,624	206,873	201,499
Other Intangible Assets - Net	110,710	104,318	107,404
Deferred Income Taxes and Other Assets	119,016	80,539	104,649

Total	$1,334,501	$1,202,311	$1,259,318

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$118,611	$117,083	$133,364
Accrued Expenses	102,014	114,432	84,345
Current Portion of Long-Term Debt	3,350	3,311	3,340

Total Current Liabilities	223,975	234,826	221,049

Long-Term Debt	580,494	405,676	519,807
Other Long-Term Obligations	4,606	4,685	7,037
Minority Interest	2,741	2,087	2,667
Shareholders’ Equity	522,685	555,037	508,758

Total	$1,334,501	$1,202,311	$1,259,318

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the nine months ended June 28, 2008. Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill and gains from the sale of properties and a legal settlement, is a non-GAAP financial measure. We believe that it is useful as a supplemental measure in assessing the performance of our operating business. This measure is used by our management, including our chief operating decision maker, to evaluate business results. We exclude goodwill impairment and gains from the sale of properties and a legal settlement, because it is not representative of the on-going results of operations of our business. Below is a reconciliation of this non-GAAP measure to net loss for the nine months ended June 28, 2008, excluding the goodwill impairment and gains from the sale of properties and a legal settlement.

	Dollars	EPS
	(in millions)
Reconciliation of Net Loss to Adjusted Net Income:
Net Loss	$(253.4)	$(3.55)
Adjusted for Goodwill Impairment Charge, Net of Taxes	290.4	4.07
Less: Gain on Sale of Properties and Legal Settlement Proceeds, Net of Taxes	(6.9)	(0.10)

Adjusted Net Income and Earnings per Share	$30.1	$0.42